NEWS RELEASE

ALBANY INTERNATIONAL COMMENTS
ON RECENT AIRBUS, BOEING, and CFM ANNOUNCMENTS

     Rochester, New Hampshire, August 4, 2011 –Albany International Corp (NYSE:AIN) today commented on recent announcements by Airbus, Boeing, and CFM relating to the LEAP-X engine and the potential impact of these developments on Albany Engineered Composites, Inc. (“AEC”), especially with respect to future revenue opportunities.

     As the Company has discussed many times, AEC is the sole source for a number of advanced composite parts for CFM’s LEAP-X engine. The orders announced at the Paris Air Show for the Airbus A320neo and the LEAP-X engine, coupled with Boeing’s recent announcement of its decision to offer a re-engined version of its 737 (subject to approval of its board of directors) to be powered by the LEAP-X engine, should have a significant positive impact on AEC’s growth potential.

     With respect to timing, the projected entry-into-service for the A320neo and the re-engined 737, as announced by Airbus and Boeing, points to initial significant AEC revenues from commercial sales of LEAP-X components for these two programs by 2015 or 2016.

     With respect to potential sales volume, if LEAP-X wins 50 percent of Airbus A320neo orders (to date, it is reported to have won 63 percent of those for which engines have been selected), along with 100 percent of the re-engined 737 orders, and if Boeing and Airbus each achieve their announced production targets of 42 737s and A320s per month, the demand for LEAP-X engines could reach roughly 1,500 per year by late in the decade once narrow-body production lines shift completely to the re-engined models. Assuming (as has previously been reported) approximately $100,000 AEC content per engine for the initial versions of LEAP-X, this could mean an annual sales potential of roughly $150 million.

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     A number of other factors could allow this sales potential to grow. If CFM upgrades the LEAP-X engine, AEC could have an opportunity to increase content per engine, possibly substantially. In addition, because of the stronger-than-anticipated demand for re-engined single-aisle aircraft, Boeing and Airbus are reported to be exploring whether their supply chains can support an increase in production to as many as 50-60 single-aisle aircraft per month by the end of this decade. And finally, sales by COMAC of the C919, the Chinese entrant into the single-aisle market, which has selected LEAP-X as its sole engine, should add to the sales potential. To date, COMAC has received orders for 100 C919 aircraft (and therefore 200 LEAP-X engines).

     As for sales in AEC between now and 2015, we continue to expect significant growth, although the slope of that growth curve is uncertain and hinges in part on a number of programs still under development. The most significant of these are the previously announced composite substrate for a new engine nozzle being developed by Boeing; a variety of potential airframe applications for both fixed-wing aircraft and rotorcraft; and a family of secondary engine parts, such as outer guide vanes, acoustic panels, and spinners, for a variety of aircraft engines and engine manufacturers.

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     Albany International Corp. (NYSE:AIN) is a global advanced textiles and materials processing company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of growth businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, high-performance industrial doors, and high-performance insulation and yarn. Additional information about the Company and its businesses and products is available at www.albint.com.

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     This press release contains “forward-looking statements” as defined under U.S. federal securities laws. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience or present expectations or projections.

     Forward-looking statements in this release about the timing and magnitude of future orders and production of single-aisle aircraft, CFM LEAP-X engines, and AEC LEAP-X components are based on management’s current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements. Such statements are not intended as forecasts of actual future results or growth, and should not be relied on as such. Potential AEC sales and sales growth could be reduced by a number of factors, including, without limitation: failure of CFM to obtain 50% of future Airbus A320neo orders; failure by Airbus or Boeing to achieve their announced or projected future single-aisle production targets; lack of future orders for re-engined A320 or 737 aircraft sufficient to support such targets; a failure by Boeing’s board of directors to approve management’s decision to re-engine the 737; delays in LEAP-X engine development or production; or delays in AEC’s development or production of LEAP-X components.

     While management believes such assessments have a reasonable basis, such assessments are, by their nature, inherently uncertain, and subject to the assumptions noted, which assumptions are beyond the Company’s control and could prove to be incorrect, in some cases materially.

Investor Contact:
John Cozzolino
518-445-2281
john.cozzolino@albint.com

Media Contact:
Susan Siegel
518-445-2284
susan.siegel@albint.com